Exhibit 99.1

ROXADUSTAT APPROVED IN CHINA FOR TREATMENT OF ANEMIA IN CHRONIC KIDNEY DISEASE PATIENTS NOT RECEIVING DIALYSIS

SAN FRANCISCO, August 21, 2019 -- FibroGen, Inc. (NASDAQ:FGEN) today announced that the National Medical Products Administration (NMPA) in China has approved expansion of the marketing authorization of roxadustat, a first-in-class hypoxia-inducible factor prolyl hydroxylase inhibitor (HIF-PHI), for the treatment of patients with anemia caused by chronic kidney disease (CKD) to include treatment in CKD patients who are not dialysis-dependent (NDD).

Marketing authorization for roxadustat for the treatment of anemia associated with CKD in patients who are dialysis-dependent (DD) was granted by the NMPA in December of 2018.

Anemia commonly develops in the presence of CKD, and is associated with cardiovascular disease, hospitalization, increased mortality risk, cognitive impairment, and reduced quality of life.1 NDD-CKD patients in China include CKD Stage 3, Stage 4, and Stage 5 patients who are not eligible for dialysis, as well as a sizeable population of end-stage renal disease patients who are eligible for, but who are not receiving, dialysis. The prevalence rate of anemia (defined as Hb <12g/dL for women and <13g/dL for men) in this population in China is estimated to be approximately 50% for Stage 3 and 80% for Stage 4, and higher for Stage 5 and dialysis-eligible patients. Anemia in the NDD-CKD population is largely untreated in China.

“The NMPA approval of roxadustat for treatment of anemia in both dialysis-dependent and non-dialysis-dependent CKD patients is an important milestone in our multi-year commitment to bringing critically-needed and innovative medicines to a growing CKD population in China,” said Ms. Chris Chung, Senior Vice President, China Operations, FibroGen. “Roxadustat, as an oral treatment for anemia, represents an efficacious, safe, and accessible treatment for CKD patients in China, including the millions of CKD patients not receiving dialysis who are not reached by current therapies.”

Results of FibroGen’s Phase 3 study of roxadustat for the treatment of non-dialysis-dependent CKD patients, and a Phase 3 study in dialysis-dependent CKD patients, were reported in two articles recently published in the New England Journal of Medicine.2, 3

FibroGen’s partner AstraZeneca and FibroGen (China) Medical Technology Development Co., Ltd. (FibroGen China) are collaborating on the development and commercialization of roxadustat in China. FibroGen China, a Beijing-based subsidiary of FibroGen, Inc., sponsored the development and registration of roxadustat as a Domestic Class 1 Innovative Drug. FibroGen China conducted the China Phase 3 clinical trials and submitted the New Drug Application for registration of roxadustat to the Chinese regulatory authorities. Following this approval, AstraZeneca manages commercialization activities in China, and FibroGen China manages commercial manufacturing and medical affairs, as well as clinical development and regulatory affairs.

About Anemia Associated with CKD in China

Anemia commonly develops in association with chronic kidney disease and is linked to significant morbidity and mortality in both the dialysis and non-dialysis populations. Although CKD may occur at any age, it is more common in aging populations, and its prevalence is increasing. CKD can be both a cause and a consequence of cardiovascular disease and is a critical healthcare issue. There is no treatment available that is curative or can stop kidney deterioration.

In China, 120 million people have chronic kidney disease. 4 Anemia is a complication of chronic kidney disease, is associated with morbidity and mortality 5, 6 and remains undertreated in non-dialysis chronic kidney disease patients worldwide due to delayed nephrology referral 7 and concerns over erythropoiesis stimulating agent safety. 8-10

About Roxadustat

Roxadustat (FG-4592), discovered by FibroGen, is a first-in-class, orally administered small molecule currently approved in China for the treatment of anemia in CKD patients on dialysis. Roxadustat is a HIF-PH inhibitor that promotes erythropoiesis through increasing endogenous production of erythropoietin, improving iron regulation, and overcoming the negative impact of inflammation on hemoglobin syntheses and red blood cell production by downregulating hepcidin. Administration of roxadustat has been shown to induce coordinated erythropoiesis, increasing red blood cell count while maintaining plasma erythropoietin levels within or near normal physiologic range in multiple subpopulations of CKD patients, including in the presence of inflammation and without a need for supplemental intravenous iron.

Astellas and FibroGen are collaborating on the development and commercialization of roxadustat for the treatment of anemia in territories including Japan, Europe, the Commonwealth of Independent States, the Middle East, and South Africa. AstraZeneca and FibroGen are collaborating on the development and commercialization of roxadustat for the treatment of anemia in the U.S., China, and other markets in the Americas and in Australia/New Zealand as well as Southeast Asia.

About FibroGen

FibroGen, Inc., headquartered in San Francisco, California, with subsidiary offices in Beijing and Shanghai, People’s Republic of China, is a leading biopharmaceutical company discovering and developing a pipeline of first-in-class therapeutics. The company applies its pioneering expertise in hypoxia-inducible factor (HIF), connective tissue growth factor (CTGF) biology, and clinical development to advance innovative medicines for the treatment of anemia, fibrotic disease, and cancer. Roxadustat, the company’s most advanced product candidate, is an oral small molecule inhibitor of HIF prolyl hydroxylase (HIF-PH) activity. Together with our collaboration partners Astellas and AstraZeneca, preparation for regulatory submissions for the treatment of anemia in chronic kidney disease (CKD) to the U.S. FDA, the EMA, and other regulatory authorities is underway. Roxadustat is approved for treatment of anemia associated with CKD in China in both dialysis-dependent and non-dialysis-dependent CKD patients. Our partner Astellas submitted an NDA for the treatment of anemia in CKD patients on dialysis in Japan in September 2018, which is currently under review by the Pharmaceuticals and Medical Devices Agency (PMDA). Roxadustat is in Phase 3 clinical development in the U.S. and Europe and in Phase 2/3 development in China for anemia associated with myelodysplastic syndromes (MDS). Pamrevlumab, an anti-CTGF human monoclonal antibody, is in Phase 3 clinical development for the treatment of idiopathic pulmonary fibrosis (IPF) and for the treatment of pancreatic cancer. Pamrevlumab is also currently in a Phase 2 trial for Duchenne muscular dystrophy (DMD). FibroGen is also developing a biosynthetic cornea in China. For more information, please visit www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding our strategy, future plans and prospects, including statements regarding the development of the company’s product candidates pamrevlumab and roxadustat, the potential safety and efficacy profile of our product candidates, and our clinical and regulatory plans, and those of our partners. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of our various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our quarterly report on 10-Q for the fiscal quarter ended June 30, 2019 filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

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Contact

FibroGen, Inc.

Karen L. Bergman

Vice President, Investor Relations and Corporate Communications

1.415.978.1433

ir@fibrogen.com

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2.	Chen, N, Hao, C, et al. Roxadustat for Anemia in Patients with Kidney Disease Not Receiving Dialysis. New England Journal of Medicine 2019; DOI: 10.1056/NEJMoa1813599.
3.	Chen, N, et al. Roxadustat Treatment for Anemia in Patients Undergoing Long-Term Dialysis. New England Journal of Medicine 2019; DOI: 10.1056/NEJMoa1901713.
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